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                      October 2, 2020

       Neill P. Reynolds
       Chief Financial Officer
       CREE, INC.
       4600 Silicon Drive
       Durham, NC 27703

                                                        Re: CREE, INC.
                                                            Form 10-K for the
Fiscal Year Ended June 28, 2020
                                                            Filed August 19,
2020
                                                            File No. 000-21154

       Dear Mr. Reynolds:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing